FIRST AMENDMENT
TO THE
ETF DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) to the ETF DISTRIBUTION AGREEMENT (“Agreement”) dated November 29, 2021, by and between MANAGED PORTFOLIO SERIES (“Trust”) and QUASAR DISTRIBUTORS, LLC (“Foreside”) is entered into as of May 4, 2022 (the “Effective Date”).
WHEREAS, the Trust and Foreside (“Parties”) desire to add V-Shares MSCI World ESG Materiality and Carbon Transition ETF to Exhibit A of the Agreement; and
WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
2.Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of: V-Shares MSCI World ESG Materiality and Carbon Transition ETF to Exhibit A of the Agreement.
3.Except as expressly amended hereby, all the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

QUASAR DISTRIBUTORS, LLC	MANAGED PORTFOLIO SERIES

By: /s/ Mark Fairbanks	By: /s/ Brian Wiedmeyer
Mark Fairbanks, Vice President	Brian Wiedmeyer, President

DISTRIBUTION AGREEMENT EXHIBIT A
Effective May 4, 2022

V-Shares US Leadership Diversity ETF
V-Shares MSCI World ESG Materiality and Carbon Transition ETF